Exhibit 4.5

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is entered into as of February 14, 2005, by and among New Century Financial Corporation, a Maryland corporation (“New Century Financial”), New Century TRS Holdings, Inc., a Delaware corporation (“New Century TRS”), and Wells Fargo Bank, a national banking association, as trustee (the “Trustee”).

THE PARTIES TO THIS SUPPLEMENTAL INDENTURE enter into this Supplemental Indenture on the basis of the following facts, intentions and understandings:

A. New Century TRS and the Trustee are parties to the Indenture dated as of July 8, 2003 (the “Original Indenture”), pursuant to which New Century TRS issued $210,000,000 in aggregate principal amount of 3.50% Convertible Senior Notes due 2008 (the “Securities,” and each one in principal amount of $1,000, a “Security”).

B. New Century Financial, New Century TRS and the Trustee are parties to the First Supplemental Indenture dated as of September 30, 2004 (the “First Supplemental Indenture” and, together with the Original Indenture, read together as a whole, the “Indenture”), pursuant to which New Century Financial agreed to, among other things, issue shares of its common stock upon conversion of the Securities.

C. New Century Financial desires to fully and unconditionally guarantee the obligations of New Century TRS under the Indenture and the Securities on the terms and conditions set forth herein.

D. Section 901(e) of the Original Indenture provides that New Century TRS and the Trustee, when authorized by resolutions of the board of directors of New Century TRS, at any time and from time to time, without the consent of the Holder of any Security, may enter into a supplemental indenture to add a guarantor in respect of the Securities.

E. New Century Financial and New Century TRS desire to modify and amend the Indenture to the extent and as set forth in this Supplemental Indenture.

F. New Century Financial and New Century TRS are duly authorized pursuant to the terms of the Indenture to execute and deliver this Supplemental Indenture and to modify and amend the Indenture as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

GUARANTEE

Section 1.1 Guarantees to Holders. New Century Financial hereby fully and unconditionally guarantees to each Holder of a Security and its successors and assigns the full and punctual payment of principal of, premium, if any, interest on, and any additional amounts with respect to, the Notes when and as the same shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such Security and of the Indenture (the “Obligations”). In case of the failure of New Century TRS punctually to pay any such principal, premium, if any, interest, or additional amounts, New Century Financial hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise, and as if such payment were made by New Century TRS.

Section 1.2 Guarantees Unconditional, Etc. The guarantees under Section 1.1 of this Supplemental Indenture shall remain in full force and effect until payment in full of all the Obligations. New Century Financial hereby agrees that its guarantees under Section 1.1 of this Supplemental Indenture shall be as principal and not merely as surety, and shall be irrevocable and unconditional, irrespective of, and shall be unaffected by any failure to enforce the provisions of any Security or the Indenture or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. New Century Financial hereby waives presentation to, demand of payment from and protest to New Century TRS of any of the Obligations and also waives notice of protest for nonpayment or notice of any default under the Securities or the Obligations.

Section 1.3 Limitation of Liability. Any term or provision of the Indenture or this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed under Section 1.1 of this Supplemental Indenture by New Century Financial shall not exceed the maximum amount that can be hereby guaranteed without rendering the Indenture or this Supplemental Indenture, as it relates to New Century Financial, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 1.4 Subrogation. New Century Financial shall be subrogated to all rights of the Holder of any Security against New Century TRS in respect of any amounts paid to such Holder by New Century Financial pursuant to the provisions of the guarantees under Section 1.1 of this Supplemental Indenture; provided, however, that New Century Financial shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, any premium and interest on, and any additional amounts required with respect to, all Securities shall have been paid in full.

Section 1.5 Successors and Assigns. This Article 1 shall be binding on New Century Financial and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture and this Supplemental Indenture.

ARTICLE 2

MISCELLANEOUS

Section 2.1 Effect of Supplemental Indenture; Timing of Amendments. This Supplemental Indenture is a supplemental indenture pursuant to Section 901(e) of the Indenture. Upon execution and delivery of this Supplemental Indenture, the Indenture shall be amended and supplemented in accordance herewith, the terms and conditions of this Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control.

Section 2.2 Definitions. Capitalized terms used and not otherwise defined in this Supplemental Indenture shall have the meanings given such terms in the Indenture.

Section 2.3 Continuing Obligations of New Century TRS. Except as specifically provided in this Supplemental Indenture, New Century TRS shall remain obligated to perform, and be bound by, all of New Century TRS’s obligations under the Securities and the Indenture.

Section 2.4 Full Force and Effect. Except to the extent expressly modified or amended by this Supplemental Indenture, which modifications and amendments are deemed necessary to cure ambiguities and correct or supplement any provisions in the Indenture which are defective or inconsistent with any other provisions therein, the Indenture and all of its covenants, agreements and other provisions remain in full force and effect, and all references to the Indenture in the Indenture shall be deemed to mean the Indenture as supplemented and amended pursuant hereto.

Section 2.5 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

Section 2.7 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.8 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.9 Trustee. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements made herein are deemed to be those of New Century Financial and New Century TRS and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

“New Century Financial” NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation

By:	/s/ ROBERT K. COLE
Name:	Robert K. Cole
Title:	Chairman and Chief Executive Officer

“New Century TRS” NEW CENTURY TRS HOLDINGS, INC., a Delaware corporation

By:	/s/ BRAD A. MORRICE
Name:	Brad A. Morrice
Title:	Vice Chairman, President and Chief Operating Officer

“Trustee” WELLS FARGO BANK, N.A., a national banking association, as Trustee

By:	/s/ MADDY HALL
Name:	Maddy Hall
Title:	Trust Officer